UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2014

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 Bayport Drive, Suite 1100 Tampa, Florida	33607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 421-7605

Not Applicable

(Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2014, Walter Investment Management Corp. (the “Company”) entered into an agreement (the “Employment Agreement”) pursuant to which Mr. Gary Tillett will become the Executive Vice President and Chief Financial Officer of the Company. Mr. Tillett’s employment with the Company will commence on March 1, 2014 (the “Effective Date”) and he will assume the position of Chief Financial Officer subsequent to the filing of the Company’s Form 10-K for the fiscal year ending December 31, 2013 with the Securities and Exchange Commission.

The Employment Agreement provides that Mr. Tillett (age 54) will receive the following compensation:

•	Annual Base salary – $500,000.

•	Bonus Eligibility – Target bonus equal to 170% of base salary with a maximum bonus eligibility of 230% of base salary (subject to the receipt of a minimum bonus of $600,000 for 2014, a minimum bonus of $600,000 for 2015 with this bonus being subject to a performance condition that all Company financial reports are timely filed, and thereafter, all bonuses are subject to meeting corporate and personal performance criteria to be established). If, in any year, the bonus exceeds $1,000,000 the Company retains the right to pay the excess over $1,000,000 in equity or equity equivalents.

•	Long Term Incentive Eligibility – In each of 2014 and 2015 awards pursuant to the Company’s long term incentive plan (“LTI”) of at least $600,000. The components and methodology for determining the economic value of these awards, and any subsequent awards, will be established by the Compensation and Human Resources Committee of the Board of Directors.

•	Sign-On Bonus – An award, to be made on March 3, 2014, of restricted stock units (“RSUs”) issued under the Company’s 2011 Omnibus Incentive Plan, having a fair market value on the grant date of $1,050,000. The number of RSUs shall be determined based upon the average of the high and the low selling price of the Company’s stock on the grant date. Subject to Mr. Tillett’s continued employment with the Company, the RSUs will vest and the restrictions will lapse one-third per year on March 3, 2015, 2016, and 2017. In the event of Mr. Tillett’s death or Disability, or if his employment is terminated by the Company without Cause, or Mr. Tillett terminates his employment as a result of Constructive Termination, or there is a Change of Control (each of “Disability,” “Cause,” “Constructive Termination,” and “Change of Control” being as defined in the Employment Agreement), the restrictions on any unvested RSUs will immediately lapse. In the event Mr. Tillett voluntarily terminates his employment, or is terminated for Cause, any unvested RSUs will be forfeited.

•	Benefits – Participation in the Company’s group life and health insurance benefits programs and retirement plan, and four weeks vacation.

•	Relocation – Reimbursement of up to $200,000 in reasonable relocation and related expenses, subject to repayment on a pro rated basis in the event Mr. Tillett’s employment is terminated by the Company for Cause or voluntarily by Mr. Tillett for other than Constructive Termination.

The Employment Agreement includes the following severance provisions:

•	In the event of termination for any reason – payment for accrued but unpaid base salary, unreimbursed expenses and accrued but unused vacation.

•	In the event of termination due to death or Disability, termination by the Company for other than Cause, or termination by Mr. Tillett for Constructive Termination, Mr. Tillett will receive a pro rated bonus for the year of termination plus, for a period of twelve months following termination, his annual base salary and bonus, and the Company’s contribution towards health, dental and vision benefits. In addition, any future LTI awards will provide that, to the extent not inconsistent with the plan or program under which such awards are granted, such awards will vest immediately upon one of the foregoing events. Notwithstanding anything in the foregoing to the contrary, no such severance benefits will be paid prior to the execution, delivery and non-revocation of a general release of claims against the Company in a form attached to the Employment Agreement.

The Employment Agreement includes non-solicitation and non-compete provisions that apply for twelve months after Mr. Tillett’s employment by the Company ends, and further provides that any compensation paid pursuant to the Employment Agreement is subject to recovery (“clawback”), under any present or future law, government regulation, or stock exchange listing requirement, or any policy adopted by the Company pursuant to such present or future law, government regulation, or stock exchange listing requirement.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Employment Agreement which will be filed with the Company’s Current Report on Form 10-K.

On January 30, 2014, the Company issued a press release announcing Mr. Tillett’s hiring, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated January 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: January 30, 2014	By:	/s/ Jonathan Pedersen
Jonathan Pedersen, Chief Legal Officer, General Counsel and Secretary